                                                                    EXHIBIT 12.2

                        SOUTHERN CALIFORNIA GAS COMPANY
               COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
                    ACTUAL ADJUSTED FOR SUPPLIER REFUNDS AND
                              REGULATORY ACCOUNTS

                                                                                                    NINE MONTHS
                                                                                                       ENDED
                                                        YEAR ENDED DECEMBER 31,                    SEPTEMBER 30,
                                       ----------------------------------------------------------  -------------
                                          1992        1993        1994        1995        1996         1997
                                       ----------  ----------  ----------  ----------  ----------  -------------
                                                         (DOLLARS IN THOUSANDS)
Earnings before fixed charges and
 taxes based on income...............  $  475,137  $  439,387  $  455,286  $  475,029  $  448,920   $   405,645
Adjustment for interest related to
 supplier refunds and regulatory
 accounts............................      (3,018)     (2,678)     (9,729)     (3,826)     (4,752)       (2,346)
  Earnings before adjusted fixed
    charges and taxes based on
    income...........................  $  472,119  $  436,709  $  445,557  $  471,203  $  444,168   $   403,299
                                       ----------  ----------  ----------  ----------  ----------  -------------
                                       ----------  ----------  ----------  ----------  ----------  -------------
Fixed charges........................  $  116,504  $  116,890  $  120,111  $  108,645  $  100,015   $    75,611
Adjustment for interest related to
 supplier refunds and regulatory
 accounts............................      (3,018)     (2,678)     (9,729)     (3,826)     (4,752)       (2,346)
                                       ----------  ----------  ----------  ----------  ----------  -------------
  Adjusted fixed charges.............  $  113,486  $  114,212  $  110,382  $  104,819  $   95,263   $    73,265
                                       ----------  ----------  ----------  ----------  ----------  -------------
                                       ----------  ----------  ----------  ----------  ----------  -------------
Ratio of earnings to fixed charges
 adjusted for supplier refunds and
 regulatory
 accounts............................        4.16        3.82        4.04        4.50        4.66          5.50
                                       ----------  ----------  ----------  ----------  ----------  -------------
                                       ----------  ----------  ----------  ----------  ----------  -------------

    For purpose of the above computation, earnings represent income before income taxes plus fixed charges, and fixed charges represent interest charges (including amortization of bond premium, discount and expense) plus a portion of rental expense approximating interest charges. See Exhibit 12.1 for the computation of the foregoing amounts.

    The ratios of earnings to fixed charges are influenced by the accrual of interest expense relating to supplier refunds payable to customers and regulatory accounts. Ratios which exclude interest related to supplier refunds and regulatory accounts are calculated as described above, but exclude from fixed charges related interest expense during the relevant period to the extent of related interest income.